OFFER TO REPURCHASE

                             -----------------------

                                    OFFER BY
                           THE ASIA TIGERS FUND, INC.
                             TO REPURCHASE UP TO 10%
                          OF ITS ISSUED AND OUTSTANDING
                             SHARES OF COMMON STOCK

                             -----------------------

              THIS REPURCHASE OFFER WILL EXPIRE ON OCTOBER 11, 2002
      AT 5:00 P.M., NEW YORK CITY TIME (THE "REPURCHASE REQUEST DEADLINE")

                             -----------------------

      THIS OFFER TO REPURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH TOGETHER CONSTITUTE THE "REPURCHASE OFFER") ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT ARE SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE REPURCHASE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ASIA TIGERS FUND, INC.

September 20, 2002

                                TABLE OF CONTENTS

                                                                            PAGE

 1.  Number of Shares..........................................................3

 2.  Price; Repurchase Fee.....................................................3

 3.  Purpose of the Repurchase Offer...........................................3

 4.  Effect of the Offer; Source and Amount of Funds...........................3

 5.  Procedure for Tendering Shares............................................4

 6.  Stockholders' Right to Withdraw Tendered Shares...........................6

 7.  Acceptance for Payment and Payment........................................6

 8.  Suspensions and Postponements of Repurchase Offer.........................7

 9.  NAV, Market Price and Volume of Trading...................................7

10.  Information with Respect to the Fund and the Fund's Investment Manager....8

11.  Certain Fees and Expenses.................................................8

12.  Miscellaneous.............................................................8

13.  Federal Income Tax Consequences...........................................8

TO THE STOCKHOLDERS OF THE ASIA TIGERS FUND, INC.:

      1. NUMBER OF SHARES. The Asia Tigers Fund, Inc. (the "Fund"), a Maryland corporation registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified management investment company, hereby offers to repurchase up to 10% of the issued and outstanding shares of common stock in the Fund (the "Shares") as of October 11, 2002 (the "Repurchase Offer Amount"), which are tendered and not withdrawn prior to 5:00 p.m., New York City Time, October 11, 2002 (the "Repurchase Request Deadline"). The Fund has established a record date of September 13, 2002, for identifying stockholders eligible to receive Repurchase Offer materials.

      This Repurchase Offer is being made to all stockholders of the Fund ("Stockholders") and is not conditioned upon any minimum number of Shares being tendered. NEITHER THE FUND NOR ITS BOARD OF DIRECTORS (THE "BOARD") IS MAKING ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES IN THE REPURCHASE OFFER. The Fund and the Board urge each Stockholder to read and evaluate the Repurchase Offer and related materials carefully and make his or her own decision.

      If the number of Shares properly tendered and not withdrawn prior to the Repurchase Request Deadline is less than or equal to the Repurchase Offer Amount, the Fund will, upon the terms and conditions of the Repurchase Offer, purchase all Shares so tendered. If more Shares than the Repurchase Offer Amount are duly tendered and not withdrawn prior to the Repurchase Request Deadline, the Fund will either (1) repurchase all of the additional Shares tendered, if the amount of such additional Shares does not exceed 2% of the Shares issued and outstanding on the Repurchase Request Deadline, or (2) purchase the Repurchase Offer Amount of Shares on a pro rata basis, provided, however, that the Fund may accept all Shares tendered by Stockholders who own, beneficially or of record, an aggregate of not more than 99 Shares and who tender all of their Shares, before prorating Shares tendered by others.

      As  of  September  13,  2002,   14,582,237.9345  Shares  were  issued  and
outstanding. The Fund does not anticipate that the number of Shares as of the Repurchase Request Deadline will be materially different.

      2. PRICE; REPURCHASE FEE. The repurchase price of the Shares will be their net asset value ("NAV") at the close of regular trading on the New York Stock Exchange ("NYSE") on October 25, 2002 (the "Repurchase Pricing Date"). The Shares tendered pursuant to the Repurchase Offer will be subject to a repurchase fee (the "Repurchase Fee") equal to 2% of NAV per Share, which will be deducted from the repurchase price. The Fund normally calculates the NAV of its Shares each Friday at the close of regular trading on the NYSE. On September 13, 2002, the NAV was $8.04 per Share.

      During the Repurchase Offer, the NAV of the Shares will be calculated as of the close of regular trading on the NYSE each Friday and each of the five business days (October 7, 2002 to October 11, 2002) preceding the Repurchase Request Deadline (October 11, 2002). Stockholders can obtain the NAV and NYSE trading price of the Shares by calling Georgeson Shareholder Communications Inc. toll free at 1-877-847-1383 or, for banks and brokers, at 212-440-9800, or by calling the Fund's toll free number at 1-800-421-4777.

      The Shares are listed on the NYSE. On September 13, 2002, the last sales price at the close of regular trading on the NYSE was $7.04 per Share.

      3. PURPOSE OF THE REPURCHASE OFFER. As with many closed-end investment companies, the trading price of the shares on the NYSE has historically been at a discount to, I.E., lower than, the NAV of the Shares. At a Special Meeting of the Stockholders on April 26, 2002 (the "Stockholder Meeting"), the Stockholders approved a proposal converting the Fund to an "interval" structure, pursuant to which the Fund would make quarterly offers to repurchase at least 5%, but not more than 25%, of its outstanding Shares. The current Repurchase Offer is the first quarterly offer to be made by the Fund under its interval structure. The Repurchase Offer will permit stockholders to liquidate at least a portion of their Shares at approximately NAV (less the Repurchase Fee), while preserving the Fund as an investment vehicle for long-term capital appreciation for remaining Stockholders.

      4. EFFECT OF THE OFFER; SOURCE AND AMOUNT OF FUNDS. The actual cost to the Fund of the Repurchase Offer cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be based on the NAV per Share on the Repurchase Pricing Date. If the NAV per Share on the Repurchase Pricing Date is the same as the NAV per Share on September 13, 2002 ($8.04 per Share), and if 10% of the outstanding Shares are purchased pursuant to the Repurchase Offer, the cost to the Fund (excluding expenses and the Repurchase Fee) would be approximately $11,724,119.

      The monies to be used by the Fund to purchase Shares pursuant to the Repurchase Offer will be obtained from cash and liquid securities in the Fund's investment portfolio.

      The Repurchase Offer may have certain adverse consequences for tendering and non-tendering Stockholders:

      FLUCTUATION IN NAV BETWEEN THE REPURCHASE REQUEST DEADLINE AND THE REPURCHASE PRICING DATE: Stockholders must decide whether to tender their Shares prior to the Repurchase Request Deadline, but the NAV at which the Fund will repurchase Shares will not be calculated until the Repurchase Pricing Date. The NAV of the Shares may fluctuate between the Repurchase Request Deadline and the Repurchase Pricing Date, and there can be no assurance that the NAV of the Shares on the Repurchase Pricing Date will be as high as the NAV of the Shares on the Repurchase Request Deadline. Pursuant to Rule 23c-3 under the 1940 Act, the Fund may use a Repurchase Pricing Date earlier than October 25, 2002 if, on or immediately following the Repurchase Request Deadline, it appears that the use of an earlier Repurchase Pricing Date is not likely to result in significant dilution of the NAV of either Shares that are tendered in the Repurchase Offer or Shares that are not so tendered.

      POSSIBLE PRORATION: If greater than 10% of the Fund's Shares are tendered pursuant to the Repurchase Offer, the Fund would be required to repurchase Shares tendered on a pro rata basis, subject to certain exceptions described in
Section 1, "Number of Shares." Accordingly, Stockholders cannot be assured that all of their tendered Shares will be repurchased.

      RECOGNITION OF CAPITAL GAINS: As noted, the Fund may be required to sell portfolio securities pursuant to the Repurchase Offer, in which event it might recognize capital gains. The Fund expects that it would distribute any such gains to Stockholders (reduced by net capital losses realized during the fiscal year, if any) following the end of its fiscal year on October 31. This recognition and distribution of gains, if any, would have two negative consequences: first, Stockholders at the time of declaration of the distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly realizing and recognizing additional capital gains. It is impossible to predict the amount of capital gains or losses that would be realized and recognized. In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Stockholders at ordinary income rates.

      TAX CONSEQUENCES OF REPURCHASES TO STOCKHOLDERS: The Fund's purchase of tendered Shares pursuant to the Repurchase Offer will have tax consequences for tendering Stockholders and may have tax consequences for non-tendering Stockholders. See Section 13, "Federal Income Tax Consequences," below.

      HIGHER EXPENSE RATIO AND LESS INVESTMENT FLEXIBILITY: The reduced net assets of the Fund as a result of the Fund's annual Repurchase Offers will, over time, result in a higher expense ratio for the Fund, and possibly in less investment flexibility for the Fund, depending on the number of Shares repurchased.

      5. PROCEDURE FOR TENDERING SHARES. Stockholders may tender some or all of their Shares by delivering or mailing a Letter of Transmittal or facsimile thereof (together with certificates and other required documents) to the Depositary at the appropriate address set forth at the end of this Repurchase Offer or by following the procedures for book-entry delivery set forth below (and causing a confirmation of receipt of such delivery to be received by the Depositary). In lieu of the foregoing, tendering Stockholders can comply with the guaranteed delivery procedures set forth below.

      To tender Shares properly, the certificates for Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, must be received prior to the Repurchase Request Deadline by the Depositary at the appropriate address set forth at the end of this Repurchase Offer, except as otherwise provided below in this Section. Letters of Transmittal and certificates representing tendered Shares should NOT be sent or delivered directly to the Fund. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such firm if they desire to tender their Shares.

      Signatures on all Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States (each being hereinafter referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to a person other than the registered owner of the certificates surrendered, then the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid. See Instruction 6 of the Letter of Transmittal.

      The Fund's transfer agent holds Shares in uncertificated form for certain Stockholders pursuant to the Fund's dividend reinvestment plan. Stockholders may tender all such uncertificated Shares by completing the appropriate section in the Letter of Transmittal or Notice of Guaranteed Delivery. There may be tax consequences to a tendering Stockholder who tenders less than all Shares he or she owns. See Section 13, "Federal Income Tax Consequences," below.

      The Depositary will establish accounts with respect to the Shares at the Depository Trust Company ("DTC") for purposes of the Repurchase Offer within two business days after the date of this Offer to Repurchase. Any financial institution that is a participant in DTC's system may make delivery of tendered Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedure for such transfer. However, although delivery of Shares may be effected through transfer into the Depositary's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantee and any other required documents, must, in any case, be transmitted to and received by the Depositary at the appropriate address set forth at the end of this Repurchase Offer before the Repurchase Request Deadline, or the tendering Stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

      If certificates for Shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Repurchase Request Deadline, Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

            (a) such tenders are made by or through an Eligible Institution; and

            (b) the Depositary receives, prior to the Repurchase Request Deadline, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered either by hand, mail, telegram, telex or facsimile transmission); and

            (c) the certificates for all tendered Shares, or book-entry confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, are received by the Depositary within five NYSE trading days after receipt by the Depositary of such Notice of Guaranteed Delivery.

      THE METHOD OF DELIVERY OF THE CERTIFICATES REPRESENTING SHARES, LETTER OF TRANSMITTAL, AND ANY OTHER DOCUMENTS IS AT THE OPTION AND RISK OF THE STOCKHOLDER. IF THE STOCKHOLDER WISHES TO DELIVER BY MAIL, WE RECOMMEND THE USE OF INSURED REGISTERED MAIL, RETURN RECEIPT REQUESTED. THE STOCKHOLDER HAS THE RESPONSIBILITY TO CAUSE THE CERTIFICATES, LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS TO BE TIMELY DELIVERED.

      TO PREVENT BACKUP WITHHOLDING ON PAYMENTS MADE FOR THE PURCHASE OF SHARES PURSUANT TO THE REPURCHASE OFFER, EACH INDIVIDUAL STOCKHOLDER (AND CERTAIN OTHER NONCORPORATE STOCKHOLDERS) MUST PROVIDE THE DEPOSITARY WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL (EVEN IF SUCH STOCKHOLDER HAS PREVIOUSLY COMPLETED SUCH A
FORM). CERTAIN STOCKHOLDERS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES MAY SATISFY THIS REQUIREMENT BY PROVIDING A CERTIFICATE OF FOREIGN STATUS (FORM W-8) TO THE DEPOSITARY IN LIEU OF THE SUBSTITUTE FORM W-9. IF THE FUND'S PURCHASE OF SHARES WITH RESPECT TO ANY TENDERING INDIVIDUAL (OR CERTAIN OTHER NONCORPORATE) STOCKHOLDERS WERE TREATED AS A DIVIDEND RATHER THAN AN EXCHANGE, BACKUP WITHHOLDING ALSO WOULD APPLY TO THAT STOCKHOLDER IF THE INTERNAL REVENUE SERVICE ADVISED THE FUND THAT SUCH STOCKHOLDER WAS SUBJECT TO SUCH WITHHOLDING. SEE SECTION 13, "FEDERAL INCOME TAX CONSEQUENCES," BELOW.

      All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Shares tendered will be determined by the Fund, which determination shall be final and binding. The Fund reserves the absolute right (i) to reject any and all tenders not in proper form or the payment for which would, in the opinion of the Fund's counsel, be unlawful and (ii) to waive any of the conditions of the Repurchase Offer or any defect or irregularity in the tender of any Shares. The Fund's determination of any defect or irregularity in the tender of any Shares and its interpretation of the terms and conditions of the Repurchase Offer (including the Letter of Transmittal and the Instructions thereto) will be final. None of the Fund, the Information Agent, the Depositary or any other person shall be under any duty to give notification of any defects or irregularities in tenders, and none shall incur any liability for failure to give such notification.

      6. STOCKHOLDERS' RIGHT TO WITHDRAW TENDERED SHARES. Shares tendered pursuant to the Repurchase Offer may be withdrawn at any time prior to the Repurchase Request Deadline. After the Repurchase Request Deadline, tenders made pursuant to the Repurchase Offer will be irrevocable.

      To be effective, a written, telegraphic or facsimile notice of withdrawal must be timely received by the Depositary. Such notice must specify the name of the person who executed the particular Letter of Transmittal or Notice of Guaranteed Delivery, the number of Shares to be withdrawn and, if certificates have been delivered or otherwise identified to the Depositary, the name of the holder of record and the serial numbers of the certificates representing the Shares to be withdrawn. If Shares have been delivered pursuant to the procedure for book-entry delivery as set forth in Section 5, "Procedure for Tendering Shares," any notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares (which must be the same name and number from which the Shares were tendered), and must otherwise comply with DTC's procedures.

      All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by the Fund, in its sole discretion, whose determination will be final and binding. None of the Fund, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or to incur any liability for failure to give any such notification. Any Shares timely and properly withdrawn will be deemed not duly tendered for purposes of the Repurchase Offer.

      7. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Repurchase Offer, the Fund will accept for payment, and will pay for, Shares validly tendered on or before the Repurchase Request Deadline and not properly withdrawn in accordance with Section 6, "Stockholders' Right to Withdraw Tendered Shares," as soon as practicable after the Repurchase Request Deadline. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply in whole or in part with any applicable law.

      The per-Share consideration paid to any Stockholder pursuant to the Repurchase Offer will be the highest per-Share consideration paid to any other Stockholder during the Repurchase Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Repurchase Offer will be made only after timely receipt by the Depositary of certificates for such shares (or confirmation of the book-entry transfer of such shares), a properly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

      For purposes of the Repurchase Offer, the Fund will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Fund and not withdrawn, if, as and when the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Repurchase Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Stockholders for purposes of receiving payment from the Fund and transmitting payment to the tendering Stockholders. Under no circumstances will the Fund pay interest on the purchase price of the Shares to be paid by the Fund, regardless of any delay in making such payment. If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Repurchase Offer for any reason, or are not paid for because of an invalid tender, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering Stockholder, as soon as practicable following expiration or withdrawal of the Repurchase Offer. Shares delivered by book-entry transfer into the Depositary's account at DTC as described in Section 5, "Procedure for Tendering Shares," which are to be returned will be credited to an account maintained within DTC. Shares which are to be returned and which were held in uncertificated form by the Fund's transfer agent pursuant to the Fund's dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent.

      If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Repurchase Offer for any reason, then, without prejudice to the Fund's rights under this Repurchase Offer, the Depositary may, nevertheless, on behalf of the Fund, retain tendered Shares, and such shares may not be withdrawn unless and except to the extent tendering Stockholders are entitled to withdrawal rights as described in Section 6, "Stockholders' Right to Withdraw Tendered Shares."

      Shares tendered pursuant to the Repurchase Offer will be subject to the Repurchase Fee, which will be paid to the Fund and is reasonably intended to compensate the Fund for expenses directly related to the Repurchase Offer. Except for the Repurchase Fee, tendering Stockholders will not be obligated to pay brokerage commissions, fees or, except in the circumstances described in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund.

      8. SUSPENSIONS AND POSTPONEMENTS OF REPURCHASE OFFER. The Fund will not suspend or postpone the Repurchase Offer except by vote of a majority of the Board, including a majority of Directors who are not "interested persons" as defined in the 1940 Act, and only:

            (i) if the repurchase would cause the Fund to lose its status as a regulated investment company under Subchapter M of the Code;

            (ii) if the repurchase would cause the Shares to be neither listed on any national securities exchange nor quoted on any inter-dealer quotation system of a national securities association;

            (iii) for any period during which the NYSE is closed, other than customary weekend and holiday closings, or during which trading on the NYSE is restricted;

            (iv) for any period during which an emergency exists as a result of which disposal by the Fund of securities owned by it is not reasonably practicable, or during which it is not reasonably practicable for the Fund fairly to determine its NAV; or

            (v) for such other periods as the Securities and Exchange Commission may by order permit for the protection of Stockholders of the Fund.

      If the Repurchase Offer is suspended or postponed, the Fund will provide notice to Stockholders of such suspension or postponement.

      9. NAV, MARKET PRICE AND VOLUME OF TRADING. The Shares currently trade on the NYSE. The following table sets forth, on a quarterly basis, the high and low NAVs of the Shares, and the high and low sale prices of the Shares, and the volume of trading, for each calendar quarter during the two years ended June 30, 2002.

                                                                    NAV                           MARKET PRICE*
                                                          ------------------------         ------------------------
                                                           HIGH              LOW             HIGH             LOW
                                                          ------            ------         -------           ------
July 1, 2000 to September 30, 2000 ...............        $13.12            $10.19          $9.625            $7.50
October 1, 2000 to December 31, 2000 .............        $10.59            $ 8.83         $7.8125           $6.625
January 1, 2001 to March 31, 2001 ................        $10.04            $ 8.30          $8.125            $6.40
April 1, 2001 to June 30, 2001 ...................        $ 8.71            $ 7.98           $7.07            $6.33
July 1, 2001 to September 30, 2001 ...............        $ 8.10            $ 6.16           $6.80            $4.90
October 1, 2001 to December 31, 2001 .............        $ 8.60            $ 6.62           $7.29            $5.20
January 1, 2002 to March 31, 2002 ................        $ 9.47            $ 8.45           $8.52            $7.12
April 1, 2002 to June 30, 2002 ...................        $ 9.79            $ 8.90           $8.79            $7.40

------------
* As reported on the NYSE.

      The NAV per Share computed as of the close of business on September 13, 2002 was $8.04. On September 13, 2002, the high, low and closing prices of the Shares as reported on the NYSE were $7.04, $6.98 and $7.04, respectively.

      10. INFORMATION WITH RESPECT TO THE FUND AND THE FUND'S INVESTMENT MANAGER. The Fund is a closed-end, non-diversified management investment company organized as a Maryland corporation. The Shares were first offered to the public November 1993. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a stockholder and does not continuously offer its shares for sale to the public.

      Advantage Advisers, Inc. serves as the Investment Manager to the Fund. The Investment Manager is a wholly-owned subsidiary of CIBC World Markets Corp., which is indirectly owned by The Canadian Imperial Bank of Commerce. Then Investment Manager is a corporation organized under the laws of Delaware on May 13, 1990 and a registered investment adviser under the Investment Advisers Act of 1940. The Investment Manager has served as investment manager since the Fund's inception. The principal business address of the Investment Manager is 622 Third Avenue, New York, NY 10017.

      11. CERTAIN FEES AND EXPENSES. The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Repurchase Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Repurchase Offer. No such broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Repurchase Offer.

      The Fund has retained PFPC Inc. to act as Depositary and Georgeson Shareholder Communications Inc. to act as Information Agent. The Depositary and the Information Agent will each receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses and indemnified against certain liabilities.

      12. MISCELLANEOUS. The Repurchase Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any state or other jurisdiction in which the Repurchase Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

      13. FEDERAL INCOME TAX CONSEQUENCES. The following discussion describes certain U.S. federal income tax consequences of tendering Shares in the Repurchase Offer. Except where noted, it deals only with Shares held as capital assets and does not deal with special situations, such as those of dealers in securities or commodities, traders in securities that elect to mark their holdings to market, insurance companies, persons holding Shares as a part of a hedging, conversion or constructive sale transaction or a straddle or Stockholders whose functional currency is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE REPURCHASE OFFER IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

      As used herein, a U.S. Stockholder means a Stockholder that is (i) a citizen or resident of the U.S., (ii) a corporation or partnership created or organized in or under the laws of the U.S. or any political subdivision thereof,
(iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A "Non-U.S. Stockholder" is a Stockholder that is not a U.S. Stockholder.

      An exchange of Shares for cash in the Repurchase Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, the Stockholder will, depending on such Stockholder's particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from the Fund. Under Section 302(b) of the Code, a sale of Shares pursuant to the Repurchase Offer generally will be treated as a sale or exchange if the receipt of cash by the Stockholder: (a) results in a complete termination of the Stockholder's interest in the Fund, (b) results in a substantially disproportionate redemption with respect to the Stockholder, or (c) is not essentially equivalent to a dividend with respect to the Stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for sale or exchange treatment is met, a Stockholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Shares purchased in the Repurchase Offer and the Stockholder's adjusted basis in such Shares. If such Shares are held as a capital asset, the gain or loss will be capital gain or loss. The maximum tax rate applicable to net capital gains recognized by individuals and other non-corporate taxpayers is (i) the same as the applicable ordinary income rate for capital assets held for one year or less or (ii) 20% for capital assets held for more than one year.

      If the requirements of Section 302(b) of the Code are not met, amounts received by a Stockholder who sells Shares pursuant to the Repurchase Offer will be taxable to the Stockholder as a dividend to the extent of such Stockholder's allocable share of the Fund's current or accumulated earnings and profits. To the extent that amounts received exceed such Stockholder's allocable share of the Fund's current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such Stockholder's Shares, and any amounts in excess of the Stockholder's adjusted basis will constitute taxable gain. Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such Stockholder.

      If the payment for any purchase of Shares pursuant to the Repurchase Offer is treated as a taxable dividend to the selling Stockholder rather than as an exchange, the other Stockholders, including the non-tendering Stockholders, could be deemed to have received taxable stock distributions under certain circumstances. Stockholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the purchase of Shares pursuant to the Repurchase Offer.

      NON-U.S. STOCKHOLDERS. The Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Stockholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Stockholder must deliver to the Depositary before the payment a properly completed and executed Internal Revenue Service ("IRS") Form W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Repurchase Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Stockholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. The Depositary will determine a shareowner's status as a Non-U.S. Stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Forms W-8BEN or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareowner meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" test described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Stockholders are urged to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

      BACKUP WITHHOLDING. See Section 5 with respect to the application of backup withholding on payments made to Stockholders.

      THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREOWNER IS URGED TO CONSULT SUCH OWNER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE REPURCHASE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

                                    * * * * *

      Questions, requests for assistance and requests for additional copies of this Offer to Repurchase and related materials should be directed to Georgeson Shareholder Communications Inc. toll free at 1-877-847-1383 or, for banks and brokers, at 212-440-9800.

                           THE ASIA TIGERS FUND, INC.

      The Letter of Transmittal and certificates for your Shares should be sent or delivered by you, your broker, dealer, commercial bank or trust company to the Depositary as set forth below.

                                   DEPOSITARY:

                                    PFPC INC.

         BY FIRST CLASS MAIL:             BY REGISTERED, CERTIFIED, EXPRESS                  BY HAND:
                                             MAIL OR OVERNIGHT COURIER:
               PFPC Inc.                              PFPC Inc.                  Securities Transfer & Reporting
   c/o EquiServe Trust Company, N.A.      c/o EquiServe Trust Company, N.A.              Services, Inc.
        Attn: Corporate Actions                Attn: Corporate Actions          c/o EquiServe Trust Company, N.A.
            P.O. Box 43025                       40 Campanelli Drive                   100 William Street
       Providence, RI 02940-3025                 Braintree, MA 02184                   New York, NY 10038

      Any questions or requests for assistance or additional copies of the Offer to Repurchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other documents may be directed to the Information Agent at its telephone number and location listed below. Stockholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Repurchase Offer.

               The Information Agent for the Repurchase Offer is:

                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                       17 STATE STREET, NEW YORK, NY 10004
                                 1-877-847-1383